Exhibit 99.1

Rose Rock Midstream, L.P. Reports Second Quarter 2013 Results
Increasing 2013 capital expenditures by 78%

Tulsa, OK - August 8, 2013 - Rose Rock Midstream®, L.P. (NYSE: RRMS) today announced its financial results for the three months ended June 30, 2013.

Rose Rock Midstream reported second quarter 2013 Adjusted EBITDA of $15.4 million, down 6% from the first quarter 2013 of $16.4 million, and up 77% from the second quarter 2012 of $8.7 million. Crude marketing margins decreased by $2.2 million due to lower crude oil market conditions compared to the strong first quarter 2013 margins, partially offset by receiving a full quarter of cash distributions from White Cliffs Pipeline compared to the prior quarter's distribution.

“We are pleased with the partnership's performance and consistent returns. Its existing and planned expansion of assets in key growth areas puts Rose Rock Midstream in a strong position to deliver growth in earnings, cash distributions and value for our investors,” said Norm Szydlowski, chief executive officer of Rose Rock Midstream's general partner.
Adjusted gross margin was $20.1 million for the second quarter 2013, down 10% from the first quarter 2013 of $22.3 million and 19% above second quarter 2012 Adjusted gross margin of $16.8 million. Adjusted gross margin and Adjusted EBITDA, which are non-GAAP measures, are reconciled to their most directly comparable GAAP measures below.

Second quarter 2013 net income totaled $9.1 million, compared to $12.0 million for the first quarter 2013 and $5.1 million for the second quarter 2012.

Rose Rock Midstream's distributable cash flow for the three months ended June 30, 2013 was $12.6 million. On July 25, 2013, Rose Rock Midstream increased the partnership's quarterly cash distribution to $0.44 per unit from $0.43 per unit, effective for the second quarter 2013, resulting in an annualized distribution of $1.76 per unit. This is a 2.3% increase over the first quarter 2013 and marks the sixth consecutive increase in the quarterly cash distribution to RRMS limited partner unitholders. The distribution will be paid on August 14, 2013 to all unitholders of record on August 5, 2013. Distributable cash flow, which is a non-GAAP measure, is reconciled to its most directly comparable GAAP measure below.
Recent Developments
Rose Rock Midstream executed a definitive agreement to acquire transportation assets from Barcas Field Services on August 1, 2013, for $47 million. The acquisition includes 114 trucks with operations in key production areas throughout eight states and a long-term take-or-pay customer transportation agreement.

2013 Guidance
Rose Rock Midstream reaffirms 2013 Adjusted EBITDA guidance of $56 million to $60 million, an increase of approximately 47% from the midpoint of guidance over 2012 results of $39.5 million, primarily due to the acquisition of a partial interest in January 2013 in the White Cliffs Pipeline. The partnership is on target to deploy more than $100 million in capital expenditures in 2013, including the proposed $47 million acquisition of Barcas Field Services' transportation assets. The Partnership remains on track to achieve a 2013 distribution growth rate of approximately15% year-over-year.

Exhibit 99.1

Earnings Conference Call
Rose Rock Midstream will host a joint conference call with SemGroup® Corporation (NYSE: SEMG) for investors tomorrow, August 9, 2013, at 11 a.m. EDT. The call can be accessed live over the telephone by dialing 877.359.3652, or for international callers, 720.545.0014. The pass code for the call is 10053658. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto Rose Rock Midstream's Investor Relations website at ir.rrmidstream.com. A replay of the webcast will also be available for a year following the call at ir.rrmidstream.com on the Calendar of Events-Past Events page. The second quarter 2013 earnings slide deck will be posted under Presentations.

About Rose Rock Midstream
Rose Rock Midstream, L.P. (NYSE: RRMS) is a growth-oriented Delaware limited partnership formed by SemGroup® Corporation (NYSE: SEMG) to own, operate, develop and acquire a diversified portfolio of midstream energy assets. Rose Rock Midstream provides crude oil gathering, transportation, storage and marketing services. Headquartered in Tulsa, OK, Rose Rock Midstream has operations in six states with the majority of its assets strategically located in or connected to the Cushing, Oklahoma crude oil marketing hub.

Rose Rock uses its Investor Relations website and social media outlets as channels of distribution of material company information. Such information is routinely posted and accessible on our Investor Relations website at ir.rrmidstream.com, our Twitter account and LinkedIn account.

Rose Rock Midstream® is a registered trademark of SemGroup Corporation.

Non-GAAP Financial Measures
This Press Release and the accompanying schedules include the non-GAAP financial measures of Adjusted gross margin, Adjusted EBITDA and distributable cash flow, which may be used periodically by management when discussing our financial results with investors and analysts.  The accompanying schedules of this Press Release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America (GAAP).  Adjusted gross margin, Adjusted EBITDA and distributable cash flow are presented as management believes they provide additional information and metrics relative to the performance of our business.

Operating income (loss) is the GAAP measure most directly comparable to Adjusted gross margin, net income (loss) and cash provided by (used in) operating activities are the GAAP measures most directly comparable to Adjusted EBITDA, and net income (loss) is the GAAP measure most directly comparable to distributable cash flow. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures. These non-GAAP financial measures have important limitations as analytical tools because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider Adjusted gross margin, Adjusted EBITDA or distributable cash flow in isolation or as substitutes for analysis of our results as reported under GAAP. Because Adjusted gross margin, Adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Management compensates for the limitation of Adjusted gross margin, Adjusted EBITDA and distributable cash flow as analytical tools by reviewing the comparable GAAP measures, understanding

Exhibit 99.1

the differences between Adjusted gross margin, Adjusted EBITDA and distributable cash flow, on the one hand, and operating income (loss), net income (loss) and net cash provided by (used in) operating activities, on the other hand, and incorporating this knowledge into its decision-making processes. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating our operating results.

Forward-Looking Statements
Certain matters contained in this Press Release include “forward-looking statements.”
All statements, other than statements of historical fact, included in this Press Release including the prospects of our industry, our anticipated financial performance, including distributable cash flow, management's plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters, may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, insufficient cash from operations following the establishment of cash reserves and payment of fees and expenses to pay the minimum quarterly distribution; any sustained reduction in demand for crude oil in markets served by our midstream assets; our ability to obtain new sources of supply of crude oil; competition from other midstream energy companies; our ability to comply with the covenants contained in and maintain certain financial ratios required by our credit facility; our ability to access credit markets; our ability to renew or replace expiring storage contracts; the loss of or a material nonpayment or nonperformance by any of our key customers; the overall forward market for crude oil; the possibility that our hedging activities may result in losses or may have a negative impact on our financial results; hazards or operating risks incidental to the gathering, transporting or storing of crude oil; our failure to comply with new or existing environmental laws or regulations; the possibility that the construction or acquisition of new assets may not result in the corresponding anticipated revenue increases; as well as other risk factors discussed from time to time in each of our documents and reports filed with the SEC.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this Press Release, which reflect management's opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.

Contacts:
Investor Relations:
Mary Catherine Ward
918-524-8081
roserockir@rrmidstream.com

Media:
Kiley Roberson
918-524-8594
kroberson@rrmidstream.com

Exhibit 99.1

Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	June 30,	December 31,
	2013	2012
ASSETS
Current assets	$250,845	$250,617
Property, plant and equipment, net	296,084	291,530
Equity method investment	66,037	—
Other noncurrent assets, net	3,792	2,579
Total assets	$616,758	$544,726

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities	$223,158	$231,843
Long-term debt	166,549	4,562
Total liabilities	389,707	236,405

Total partners' capital	227,051	308,321
Total liabilities and partners' capital	$616,758	$544,726

Exhibit 99.1

Condensed Consolidated Statements of Income
(in thousands, except per unit amounts, unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2013	2012	2013	2013	2012
Revenues, including revenues from affiliates:
Product	$148,816	$146,070	$158,728	$307,544	$315,456
Service	12,606	11,402	12,504	25,110	21,736
Other	—	(54)	—	—	(59)
Total revenues	161,422	157,418	171,232	332,654	337,133

Expenses, including expenses from affiliates:
Costs of products sold, exclusive of depreciation and amortization	140,506	140,549	148,451	288,957	301,057
Operating	5,807	6,221	5,418	11,225	11,448
General and administrative	3,254	2,046	3,561	6,815	4,749
Depreciation and amortization	3,690	2,999	3,507	7,197	5,966
Total expenses	153,257	151,815	160,937	314,194	323,220

Earnings from equity method investment	3,451	—	3,453	6,904	—

Operating income	11,616	5,603	13,748	25,364	13,913

Other expenses:
Interest expense	2,494	477	1,754	4,248	957
Other expense (income), net	(12)	—	—	(12)	72
Total other expenses, net	2,482	477	1,754	4,236	1,029
Net income	$9,134	$5,126	$11,994	$21,128	$12,884

Net income allocated to general partner	$255	$103	$281	$535	$258
Net income allocated to common unitholders	$5,208	$2,511.5	$6,767	$11,975	$6,313
Net income allocated to subordinated unitholders	$3,674	$2,511.5	$4,773	$8,447	$6,313
Net income (loss) allocated to Class A unitholders	$(3)	$—	$173	$171	$—
Earnings per limited partner unit:
Common unit (basic and diluted)	$0.44	$0.30	$0.59	$1.02	$0.75
Subordinated unit (basic and diluted)	$0.44	$0.30	$0.57	$1.01	$0.75
Class A unit (basic and diluted)	$—	$—	$0.16	$0.15	$—
Basic weighted average number of limited partner units outstanding:
Common units	11,894	8,390	11,465	11,680	8,390
Subordinated units	8,390	8,390	8,390	8,390	8,390
Class A units	1,250	—	1,097	1,174	—
Diluted weighted average number of limited partner units outstanding:
Common units	11,933	8,402	11,491	11,710	8,398
Subordinated units	8,390	8,390	8,390	8,390	8,390
Class A units	1,250	—	1,097	1,174	—

Exhibit 99.1

Non-GAAP Reconciliations

(in thousands, unaudited)	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2013	2012	2013	2013	2012
Reconciliation of operating income to Adjusted gross margin:
Operating income	$11,616	$5,603	$13,748	$25,364	$13,913
Add:
Operating expense	5,807	6,221	5,418	11,225	11,448
General and administrative	3,254	2,046	3,561	6,815	4,749
Depreciation and amortization	3,690	2,999	3,507	7,197	5,966
Less:
Earnings from equity method investment	3,451	—	3,453	6,904	—
Unrealized gain (loss) on derivatives, net	827	24	468	1,295	(122)
Adjusted gross margin	$20,089	$16,845	$22,313	$42,402	$36,198

Reconciliation of net income to Adjusted EBITDA:
Net income	$9,134	$5,126	$11,994	$21,128	$12,884
Add:
Interest expense	2,494	477	1,754	4,248	957
Depreciation and amortization	3,690	2,999	3,507	7,197	5,966
Cash distributions from equity method investment	4,168	—	2,892	7,060	—
Non-cash equity compensation	212	78	143	355	139
Loss on disposal of long-lived assets	—	56	—	—	56
Less:
Earnings from equity method investment	3,451	—	3,453	6,904	—
Impact from derivative instruments:
Total gain (loss) on derivatives, net	(233)	1,414	(544)	(777)	289
Total realized (gain) loss (cash flow) on derivatives, net	1,060	(1,390)	1,012	2,072	(411)
Non-cash unrealized gain (loss) on derivatives, net	827	24	468	1,295	(122)
Adjusted EBITDA	$15,420	$8,712	$16,369	$31,789	$20,124

Reconciliation of net cash provided by (used in) operating activities to Adjusted EBITDA:
Net cash provided by (used in) operating activities	$13,394	$20,319	$9,915	$23,309	$20,079
Less:
Changes in assets and liabilities	423	11,998	(4,898)	(4,475)	741
Add:
Interest expense, excluding amortization of debt issuance costs	2,293	391	1,556	3,849	786
Distribution from equity method investment in excess of cumulative earnings	156	—	—	156	—
Adjusted EBITDA	$15,420	$8,712	$16,369	$31,789	$20,124

Exhibit 99.1

Non-GAAP Reconciliations (Continued)

(in thousands, unaudited)	Three Months Ended
	June 30,			March 31,
	2013		2012	2013
Reconciliation of net income to distributable cash flow:
Net income	$9,134		$5,126	$11,994
Add:
Interest expense	2,494		477	1,754
Depreciation and amortization	3,690		2,999	3,507
EBITDA	15,318		8,602	17,255
Add:
Loss on disposal of long-lived assets	—		56	—
Cash distribution from equity method investment	4,168		—	2,892
Non-cash equity compensation	212		78	143
Less:
Earnings from equity method investment	3,451		—	3,453
Unrealized gain (loss) on derivatives, net	827		24	468
Adjusted EBITDA	$15,420		$8,712	$16,369
Less:
Cash interest expense	2,293		390	1,556
Maintenance capital expenditures	511		1,298	2,071
Distributable cash flow	$12,616		$7,024	$12,742

Distribution declared	$9,180	(1)	$6,549	$8,941

Distribution coverage ratio	1.37x		1.07 x	1.43x

(1) The distribution declared July 25, 2013 represents $0.44 per unit, or $1.76 per unit on an annualized basis. This is a 2.3% increase over the prior quarter.

Exhibit 99.1

2013 Adjusted EBITDA Guidance
(in millions, unaudited)
	Guidance
	Low	High
Net income	$26.7	$32.2
Add: Interest expense	12.3	11.3
Add: Depreciation and amortization	13.5	13.0
EBITDA	$52.5	$56.5
Non-Cash Adjustments	3.5	3.5
Adjusted EBITDA	$56.0	$60.0

Non-Cash Adjustments
Remove earnings from equity method investment	$(14.0)	$(16.0)
Include cash distributions from equity method investment	17.0	19.0
Non-cash equity compensation	0.5	0.5
Non-Cash Adjustments	$3.5	$3.5